Exhibit 10.1

[*] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXCLUSIVE LICENSE AGREEMENT

This exclusive license agreement (the “Agreement”) is dated June 28, 2024, (the “Effective Date”) and is between THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK, a New York corporation (“Columbia”), and SILO PHARMA INC., a Delaware corporation (the “Company”).

WHEREAS, Columbia, Research Foundation for Mental Hygiene (“RFMH”), Université Paris-Saclay and Institut National de la Santé et de la Recherche Médicale, and Berg LLC (“Berg”) (individually, “Institution” and collectively, “Institutions”) have filed certain patents within the definition of Patents (as defined below);

WHEREAS, Columbia and RFMH have entered into that certain Technology Transfer Agreement, dated January 1, 2017 (“IIA 1”) under which RFMH grants Columbia the exclusive right to negotiate and execute exclusive licenses to its Patents and Materials and non-exclusive licenses to its Technical Information on its behalf. RFMH is closely affiliated with the New York State Office of Mental Health (“OMH”), and is organized to support, supplement and extend the functions and programs of OMH, including the conduct of research at OHM facilities, including New York State Psychiatric Institute (“NYSPI”);

WHEREAS, Columbia and Université Paris-Saclay have entered into an Inter-Institutional Agreement, dated February 9, 2022 (“IIA 2”) under which Université Paris-Saclay and Institut National de la Santé et de la Recherche Médicale grants Columbia the exclusive right to negotiate and execute licenses to their Patents, Technical Information, and Materials on their behalf; and

WHEREAS Columbia and Berg have entered into an Inter-Institutional Agreement, dated February 4, 2021 (“IIA 3”) under which Berg grants Columbia the exclusive right to negotiate and execute licenses to its Patents, Technical Information, and Materials on its behalf.

WHEREAS, Company desires to obtain a license with respect to such Patents, Materials, and Technical Information on the terms and conditions set forth herein.

The parties agree as follows:

1. Definitions. In this Agreement, the following definitions apply:

a. “Affiliate” means any corporation or other entity that directly or indirectly controls, is controlled by, or is under common control with another corporation or entity. Control means direct or indirect ownership of, or other beneficial interest in, fifty percent (50%) or more of the voting stock, other voting interest, or income of a corporation or entity. An entity is an Affiliate under this Agreement only so long as it satisfies the definition of Affiliate.

b. [Intentionally omitted.]

c. “Cover” or “Covered By” means (i) infringes in the case of a Valid Claim in an issued patent or (ii) would infringe the Valid Claim if it existed in an issued patent in the case of a Valid Claim in a pending application. “Valid Claim” mean (a) a claim of an issued and unexpired patent falling within the definition of Patents, which claim has not been revoked or found to be unpatentable, invalid or unenforceable by an unreversed and unappealable decision of a court or other government agency of competent jurisdiction; or (b) a claim set forth in a pending patent application falling within the definition of Patents that (i) has been filed and prosecuted in good faith, (ii) has not been abandoned or finally rejected in a decision that is unappealable or unappealed within the time allowed for appeal and (iii) has not been pending for more than seven (7) years after the date of first substantive examination of such patent application, as evidenced by the receipt of an office action on the merits from the United States Patent and Trademark Office (or an equivalent examination report from a foreign patent office); provided, however, that in the event that such claim subsequently issues in a Patent falling within the definition of Patents, then such claim shall be a Valid Claim hereunder, and Company shall pay to Columbia any amounts that would otherwise have been due under such Valid Claim. The invalidity of a particular claim in one or more countries shall not invalidate such claim in the remaining countries of the Territory.

d. “Designee” means a corporation or other entity that is employed by, under contract to, or in partnership with (i) the Company, (ii) a Sublicensee, (iii) an Affiliate of the Company, or (iv) an Affiliate of a Sublicensee where the corporation or other entity is granted the right to discover, develop, make, use, sell, promote, distribute, market, import, or export Products or any combination of those rights.

e. “Field” means all uses of (i) [*] or its metabolites, (ii) [*], and (iii) [*] or its metabolites in combination with [*], in each case for therapeutic use.

f. “FDA” means the United States Food and Drug Administration or any successor agency, or any agency having similar responsibility in any jurisdiction outside the United States (whether multinational or national) (each, an “Other Regulatory Agency”).

g. “IND” shall mean an Investigational New Drug Application (as described in 21 C.F.R. § 312) that is filed with the FDA to initiate the conduct of human clinical trials with a drug/biologic (or an equivalent filing in a jurisdiction outside of the United States filed with an Other Regulatory Agency).

h. “License Year” means the one year from the Effective Date or an anniversary of the Effective Date to the next anniversary of the Effective Date.

i. “Materials” means the tangible physical material, if any, delivered to the Company under this Agreement and any progeny or derivatives thereof developed by the Company, its Affiliates, or Sublicensees. The parties shall make good faith efforts to amend Exhibit B as needed to list the Materials from time to time.

j. “Net Sales” means the greater of (i) the gross invoice or contract price charged to Third-Party customers for the Product and (ii) the actual consideration paid by Third- Party customers for the Product, in each case less the following (the following collectively “Deductions”):

(i) normal and customary trade, quantity and cash discounts and sales returns and allowances actually taken including (a) those granted on account of price adjustments, billing errors, rejected goods, damaged goods, returns and rebates, (b) administrative and other fees and reimbursements and similar payments directly related to the sale or delivery of the Product paid to wholesalers and other distributors, buying groups, pharmacy benefit management organizations, health care insurance carriers and other institutions, (c) allowances, rebates, and fees directly related to the sale or delivery of the Product paid to distributors and (d) chargebacks;

(ii) freight, postage, shipping and insurance costs to the extent that such items are included in the gross amount invoiced;

(iii) customs and excise duties and other duties related to the sales to the extent that such items are included in the gross amount invoiced;

(iv) rebates and similar payments made with respect to sales paid for or reimbursed by any governmental or regulatory authority such as, by way of illustration, federal or state Medicaid, Medicare or similar state program or equivalent foreign governmental program; and

(v) sales and other taxes and duties directly related to the sale or delivery of the Product (but not including taxes assessed against the income derived from such sale) to the extent that such items are included in the gross amount invoiced.

Any of the Company, Sublicensees, Designees, and Affiliates of the preceding are each an “Entity.”

Net Sales will be the greater of (i) the actual amount charged for transferring the Product between Entities and (ii) the gross invoice or contract price charged to the Third-Party customer for that Product in an arm’s-length transaction, less the Deductions.

If a Product is transferred between Entities for use by an Entity and the Product is consumed or used and is not incorporated into a product or service subsequently sold to a Third-Party customer, then at Columbia’s option, Net Sales means the greater of the following: (i) the actual amount charged for the transfer of the Product between Entities and (ii) what the fair market value of the Product would be in an arm’s-length transaction.

Other than as stated above, for transfers of Products that are other than arm’s-length transactions, the value of the Net Sales attributed to that transaction is equal to the Net Sales that would have been received in an arm’s-length transaction. For Sublicenses executed in other than an arm’s-length transaction, payments on Sublicense Net Sales (and other sublicense revenues) are equal to payments that would have been received in an arm’s-length transaction. For this Agreement, an arm’s-length transaction excludes Affiliates, parties acting under undue influence or duress from the other party or its agents, and parties with any previous, current, or planned relationship that could be characterized as (i) investor/investee; (ii) acquirer/acquisition target; (iii) vendor/customer/distributor (outside the subject transaction); (iv) licensor/licensee (outside the subject transaction) or (v) a joint venture or other business or research collaboration.

k. “Non-Royalty Sublicense Income” or “NRSI” means fees, payments and consideration (including any debt and equity securities or instruments, or the market value of an arm’s-length transaction of any cross-licensing rights granted by Sublicensee to the Company, any upfront, milestone or lump sum payments for the achievement of patent, pre- clinical, clinical, regulatory, sales, or any other milestone) received by Company or its Affiliates from Sublicensees, their Designees or their Affiliates to the extent constituting full or partial consideration it receives in consideration for granting of any sublicense under Section 2b of this Agreement pursuant to any agreement executed by Company or its Affiliates. NRSI shall not include any of the following: (a) royalties on Net Sales of Products (which are subject to the royalty rates set forth in Section 4 on Net Sales of Products); (b) payments by Sublicensees, Designees or any Affiliates of the foregoing for payment or reimbursement of patent prosecution, defense, enforcement or maintenance expenses solely in respect of the Patents; and (c) payments by Sublicensees, Designees or any Affiliates of the foregoing for bona fide research and development costs directly related to the Products and provided such research and development costs occur after the date of signature of the last party to sign the applicable sublicense.

l. “Patent” means the following:

(i) the patents and patent applications listed in Exhibit A to this Agreement

(ii) any non-provisional patent applications that claim priority directly or indirectly to any provisional patent application listed in Exhibit A,

(iii) divisionals, continuations, continuations-in-part, reissues, re- examinations, renewals, substitutions, and extensions of the patents and patent applications included in Sections 1l(i) and 1l(ii);

(iv) any rights corresponding to the preceding in foreign patent applications, foreign patents or related foreign patent documents that claim priority to one or more of the patents and patent applications listed in Exhibit A; and

(v) any rights corresponding Sections 1l(i) through 1l(iv) and issuing as patents.

Except as otherwise agreed in a separate writing or except as provided herein, Patents do not include any patent claims or patent application claims based on either i) research conducted after the Effective Date or ii) inventions not disclosed in the manner provided in 35 U.S.C. Section 112(a) in the United States patent or patent applications listed in Exhibit A.

m. “Patent Product” means any product or service (or component thereof) the discovery, development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental, or lease of which is Covered By a Valid Claim of a Patent.

n. “Phase II Clinical Trial” means, with respect to a clinical trial conducted pursuant to an IND, any controlled human clinical trial conducted in the United States as required under and pursuant to 21 C.F.R. §312.21(b) and subject to the general oversight of the FDA, or, with respect to a jurisdiction other than the United States, a similar clinical study subject to the general oversight of the applicable Other Regulatory Agency.

o. “Phase III Clinical Trial” or “Pivotal Trial” means, with respect to a clinical trial conducted pursuant to an IND, any controlled human clinical trial conducted in the United States as required under and pursuant to 21 C.F.R. §312.21(c) and subject to the general oversight of the FDA, or, with respect to a jurisdiction other than the United States, a similar clinical study subject to the general oversight of the applicable Other Regulatory Agency. For example, in the United States, “Phase III Trial” or “Pivotal Trial” means a human clinical study that satisfies the requirements of 21 C.F.R. § 312.21 (c).

p. “Product” or “Products” means a Patent Product, a Technology Product, or both.

q. “Regulatory Approval” shall mean approval by the FDA or an Other Regulatory Agency of (i) a New Drug Application as described in 21 C.F.R. § 314.50 et seq. or an equivalent in a jurisdiction outside of the United States, (ii) a Biologics License Application as defined in the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq. and the United States Public Health Service (PHS) Act, 42 U.S.C. §§ 201 et seq. or an equivalent in a jurisdiction outside of the United States, or (iii) a 510(k) or PMA application (each as described in 21 C.F.R. § 800 et seq.) or an equivalent approval in a jurisdiction outside of the United States, including pricing approval, if needed prior to the sale of a Product in such jurisdiction.

r. “Sublicensee” means any third party to whom the Company has granted a sublicense under this Agreement. However, an Affiliate of the Company exercising rights under this Agreement will not be considered a Sublicensee.

s. “Technical Information” means all Institutions’ property interest in any know-how, technical information, and data that was each of the following:

(i) developed by one or more Institutions by or under the direction of Dr. Christine Denny, Dr. Denis David, and/or Dr. Michael Kiebish,

(ii) developed before the Effective Date,

(iii) provided to or received by the Company, and

(iv) necessary or useful for the discovery, development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental, or lease of a Product.

Technical Information includes, but is not limited to, Institutions’ property interest in the following:

(i) any know-how, technical information, and data disclosed in any Patent.

(ii) any reports or disclosures concerning research or inventions provided or disclosed to, or otherwise received by, the Company; and

(iii) any information in Exhibit B to this Agreement.

t. “Technology Product” means any product or service (or component thereof), other than a Patent Product, the discovery, development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental, or lease of which involves the use of or incorporation, in whole or in part, of Materials or Technical Information.

u. “Territory” means worldwide.

v. “Third Party” means any entity or person other than the Company, the Sublicensees, the Designees, or their Affiliates.

w. “SRA” means the certain Sponsored Research Agreement, dated October 1, 2021, between Columbia and the Company, as amended.

x. “SRA Inventions” means Inventions as defined in the SRA.

2. License Grant.

a. Grant. Subject to the terms of this Agreement, Columbia, on behalf of the Institutions, hereby grants the Company the following:

(i) an exclusive license under the Patents to discover, develop, manufacture, have made, use, sell, offer to sell, have sold, import, export, distribute, rent, or lease Products in the Field and throughout the Territory;

(ii) an exclusive license to use the Technical Information to discover, develop, manufacture, have made, use, sell, offer to sell, have sold, import, export, distribute, rent, or lease Products in the Field and throughout the Territory; provided, however, when Technical Information is published or otherwise publicly distributed and thereafter, the license granted hereunder for such Technical Information which is published or otherwise publicly distributed shall automatically convert to a non-exclusive license, and provided further that each Institution and its respective faculty and employees shall have the right to publish, disseminate or otherwise disclose the Technical Information in accordance with said Institution’s customary publication process and policies; and

(iii) an exclusive license to the Materials to use the Materials to discover, develop, manufacture, have made, use, sell, offer to sell, have sold, import, export, distribute, rent, or lease Products in the Field and throughout the Territory.

The Company may extend the licenses granted in this Section 2a to any Affiliate if the Affiliate consents to be bound by this Agreement to the same extent as the Company and if the Company provides Columbia a copy of the Affiliate’s consent. To the extent any Affiliate operates under this Agreement and to the extent the Affiliate does not fulfill its obligations under the Agreement (e.g., payments and reports), Company shall cause the Affiliate to fulfill those obligations or Company shall fulfill those obligations as if the Company were in the Affiliate’s place.

b. Sublicense. Columbia hereby grants the Company the right to grant sublicenses on the following conditions:

(i) the Sublicensee agrees to be subject to all the terms of this Agreement that apply to the Company;

(ii) the Sublicensee agrees not to grant further sublicenses under this Agreement;

(iii) if any Sublicensee (or any entity or person acting on its behalf) initiates any proceeding or otherwise asserts any claim challenging the validity or enforceability of any Patent in any court, administrative agency, or any other forum, the Company, upon written request by Columbia, must immediately terminate the sublicense agreement with the Sublicensee, and the Company provides for the Company’s right to terminate the sublicense in the sublicense agreement;

(iv) if any inconsistency exists between the sublicense agreement and this Agreement, the sublicense agreement provides that this Agreement controls;

(v) the Sublicensee agrees to submit reports to the Company consistent with the reporting provision of Section 5a;

(vi) the Company remains liable for the performance of its and its Sublicensee’s obligations under this Agreement;

(vii) the Company notifies Columbia of any proposed grant of a sublicense and provides Columbia, upon request, an unredacted copy of any proposed sublicense agreement seven (7) business days before the execution of the sublicense;

(viii) no sublicense or attempt to obtain a sublicensee relieves the Company of its obligations under Section 6 to exercise its own commercially reasonable efforts, directly or through a sublicense, to discover, develop and market Products, nor relieves the Company of its obligations to pay Columbia the license fees, royalties and other payments due under the Agreement, including but not limited to under Sections 4, 5 and 11 of the Agreement;

(ix) Institutions are a third-party beneficiaries of each sublicense, entitled to enforce it under its terms; and

(x) Institutions have no liability to any sublicensee.

c. Government Rights. This Agreement is subject to (i) any limitations imposed by the terms of any government grant, government contract, or government cooperative agreement that apply to the technology that is the subject of this Agreement and (ii) applicable requirements of 35 U.S.C. Sections 200 et seq., as amended, and implementing regulations and policies. To the extent required under 35 U.S.C. Section 204, the Company, Sublicensees, Designees, and their Affiliates shall substantially manufacture the Product in the United States. To the extent required under 35 U.S.C. Section 202(c)(4), Columbia has granted or may grant the United States government a non-exclusive, non-transferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States any Patent throughout the world.

d. Reservation. Columbia has reserved to itself, and on behalf of other Institutions, all rights not granted in this Agreement. Except as expressly provided under this Section 2, Columbia grants no right or license (expressly or by implication or estoppel) to the Company or its Affiliates or Sublicensees under any tangible or intellectual property, materials, patent, patent application, trademark, copyright, trade secret, know-how, technical information, data, or other proprietary rights of Institutions.

e. Global Social Responsibility. During the term of this Agreement, Columbia and the Company shall consider the principle of Global Social Responsibility in performing the various activities contemplated under this Agreement. “Global Social Responsibility” means facilitating the availability of (Licensed) Products in Developing Countries at locally affordable prices under reasonable circumstances and terms to improve access to the Products in those countries. “Developing Countries” means those countries listed by the World Bank as “Low-Income Economies,” as that list changes from time to time. Solely by way of example, the parties may mutually agree to revise royalty rates, adjust the fair market value, consider non-monetary consideration, or develop patent strategies in supporting each party’s dedication to Global Social Responsibility or a combination of the preceding.

f. The SRA Inventions will be licensed according to the terms of the SRA. Without limiting the generality of the foregoing sentence, the SRA Inventions may be licensed to Company on terms and conditions in form and substance which are substantially similar to this Agreement, and which may be effected by adding such SRA Inventions to this Agreement via separate, written amendment hereto; provided that the royalty rates set forth in this Agreement may be revised at the request of Columbia, effective when the SRA IP first becomes available for use, if necessary to comply with Internal Revenue Procedure Ruling 2007 47 or successor IRS guidance for tax exempt bond financed facilities (“RP 2007 47”). The parties understand and agree that the royalty rate is intended to be a competitive arm’s length market based royalty rate and, in order to comply with RP 2007 47, the appropriate royalty rate will be validated (subject to revision) against market rates at the time the SRA Invention(s) first becomes available for use.

3. Reservation of Rights for Research Purposes; Freedom of Publication.

a. Research Purposes Reservation. To the extent Patents and Materials are exclusively licensed under this Agreement, Institutions reserve the right to practice the Patents and to use Materials for academic research and educational purposes in the Field. Institutions may allow other entities or individuals to practice and use the Patents and Materials for academic research and educational purposes in the Field. Institutions shall obtain an agreement in writing from all those entities or individuals to limit that practice and use to academic research and educational purposes. Outside the Field, i) Institutions and their respective faculty or employees may practice and use the Patents and Materials for any purpose and ii) Institutions may license or permit third parties to practice and use the Patents and Materials.

b. Publication. The Company acknowledges that Columbia, RFMH, Université Paris-Saclay, and Institut National de la Santé et de la Recherche Médicale are dedicated to free scholarly exchange and the public dissemination of the results of their scholarly activities. Columbia, RFMH, Université Paris-Saclay, and Institut National de la Santé et de la Recherche Médicale and their respective faculty and employees may publish, disseminate or otherwise disclose any information relating to its research activities, including Technical Information.

4. Fees, Royalties, and Payment.

a. Importance of Technical Information and Materials. The Company states that it has requested, and Columbia states that it has agreed to grant rights to Technical Information and Materials. The Company states that it requires these rights to develop and commercialize the technology licensed under this Agreement. Because of the importance of Technical Information and Materials, the Company has agreed to pay Columbia royalties on Technology Products as specified below, even if it is not Covered By a Patent, to obtain rights to Technical Information and Materials. The Company states that it has agreed to these payments because the commercial value of Technical Information and Materials is separate and distinct from the commercial value of the Patents. The Company acknowledges that it would not have entered into this Agreement without receiving the Technical Information and Material rights specified under Section 2. The Company further acknowledges that licenses to Technical Information, Materials, and each patent and application within the definition of Patents were separately available from a license to the Patents and that, for convenience and because of the preference of the Company, the parties executed this combined license to the Patents, Technical Information, and Materials.

b. Consideration. The Company shall pay Columbia as follows:

(i) License Fee: A non-refundable, non-recoverable, and non- creditable license fee in the sum of $[*], payable upon execution of this Agreement;

(ii) Annual Fee: A non-refundable and non-recoverable annual license fee as follows:

(A) $[*] payable on the first (1st) and second (2nd) anniversaries of the Effective Date; and

(B) $[*] payable on the third (3rd) and each subsequent anniversary of the Effective Date.

The above annual license maintenance fees are creditable to earned royalties and milestone payments due to Columbia in the same calendar year. To the extent the annual license maintenance fee exceeds the earned royalties and milestone payments accrued during the same calendar year, the Company may not carry over this excess amount to any other year, either to decrease the earned royalties and milestone payments due in that year or to decrease the annual license maintenance fee due in that year;

(iii) Royalties:

(A) Concerning sales of Products by the Company, its Designees, or their Affiliates in the Territory, a non-refundable and non-recoverable royalty of the following on a country-by-country and Product-by-Product basis:

(1) [*]% of Net Sales of Patent Products; and

(2) [*]% of Net Sales of Technology Products.

(B) No later than thirty (30) days following the second (2nd) anniversary of the first bona fide commercial sale of a Product by the Company, a Sublicensee, a Designee, or any of their Affiliates to a Third-Party customer, and the first business day of each January after that, the Company shall pay Columbia a non-refundable and non- recoverable minimum royalty payment in the amount of $[*]. The Company may credit each minimum royalty payment against earned royalties accrued during the same calendar year in which the minimum royalty payment is due and payable. To the extent minimum royalty payments exceed the earned royalties accrued during the same calendar year, the Company may not carry over this excess amount to any other year, either to decrease the earned royalties due in that year or to decrease the minimum royalty payments due in that year; and

(iv) Trigger Event Fee:

(A) The Company shall pay Columbia a Trigger Event Fee within thirty (30) days after the Initial Date or, if later, within ten (10) days following the date upon which the Trigger Event Fee is determined pursuant to clause (C) below.

(B) The Company agrees to promptly notify Columbia of any Trigger Event, to promptly provide Columbia with copies of all agreements, and such other information as it may reasonably request, with respect to any Trigger Event and all Related Transactions.

(C) If Columbia and the Company have not agreed on the Business Valuation within thirty (30) days after the Initial Date, the valuation shall be determined by an appraiser of recognized standing selected by Columbia and the Company or, if they have not agreed on an appraiser within fifty (50) days after the after the Initial Date, each shall select an appraiser of recognized standing within seventy (70) days following the Initial Date and the two appraisers shall, within ninety (90) days following the Initial Date, designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be borne by the Company.

(D) The Company shall not, and shall not permit any Business Owner to, consummate any Trigger Event unless the Company (including any successor) reserves funds sufficient for the payment of the Trigger Event Fee.

(E) The Company shall not, and shall cause each other Business Owner not to, avoid or seek to avoid the observance or performance of any of the terms and provisions to be observed or performed by it pursuant to this Section 4b(iv), including by structuring any transaction(s) to avoid or reduce the payment to Columbia pursuant to this Section 4b(iv), but each will at all times in good faith assist in the carrying out of all of such terms or provisions and in the taking of all such action as may be necessary or appropriate in order to protect the rights of Columbia under this Section 4b(iv) against impairment.

(F) For purposes of this Section 4b(iv), the following terms shall have the respective meanings set forth below:

(1) “Assignment” means the assignment of this Agreement to any entity that is not an Affiliate of the Company.

(2) “Business” means any and all property, assets, services, business and lines of business directly or indirectly related to the Products or this Agreement, as the same may be amended or otherwise modified from time to time, owned by the Company and/or its Affiliates, without duplication.

(3) “Business Owner” means, if a majority of the Business is owned by any Affiliate or Affiliates of the Company, any Affiliate owning such majority of the Business, or, collectively, the Affiliates owning such a majority.

(4) “Business Valuation” means the fair value of the Business subject to a Change of Control and any Related Transactions, or related to an Assignment, as applicable, as of the date of any Trigger Event. If the Trigger Event relates to materially all of the Business and no other material business, property or assets, then the Business Valuation shall mean, with respect to a Change of Control, the entire valuation of the transaction or transaction(s) constituting a Change of Control and any Related Transactions, including the amount of all cash consideration (and the fair value of all non-cash consideration) paid to the Company, any Business Owner, their Affiliates and the respective shareholders or other equity holders of any of the foregoing and all liquidated obligations and liabilities (and the fair value of all non-liquidated obligations and liabilities) assumed or paid by the counterparties in connection with all such transaction(s), including all contingent, escrowed and adjusted consideration. (a) If the Trigger Event relates to less than materially all of the Business or (b) if other material business, property or assets are being sold, the Business Valuation shall be determined based on the consideration involved in accordance with the preceding sentence with (a) deductions based on the fair value of the business, assets and property of the Business that are excluded from the transactions or (b) deductions based on the fair value of the non- Business business, assets and property included in the transactions.

(5) “Change of Control” means any of the following, effected directly or indirectly, in one or more Related Transactions (and specifically including each such transaction): (aa) any merger, share or equity exchange, business combination or reorganization or sale of voting shares or other voting equity of the Company or Business Owner, if the direct or indirect holders of a majority of the voting shares or other voting equity securities the Company or Business Owner prior to such transaction(s) do not, directly or indirectly, immediately following such transaction(s), hold or own a majority of the voting shares or other voting equity securities of the Company or Business Owner, as applicable, (bb) any sale or other disposition by the Company and/or the Business Owner and/or any of their respective Affiliates of all or a majority of the Business, if the direct or indirect holders of a majority of the voting shares or other voting equity securities of the Company or Business Owner, as applicable, prior to such transaction(s) do not, directly or indirectly, immediately following such transaction(s), hold or own a majority of the voting shares or other voting equity securities of the transferee(s) of a majority of the transferred assets, or (cc) any other transaction, including, without limitation, any extraordinary dividend or distribution, spin-off or liquidation, that has an effect similar to those described in either of clauses (aa)-(bb) of this definition; provided that the issuance and sale by the Company of voting shares or other voting equity primarily for financing purposes (and specifically excluding, without limitation, strategic investments) shall not in and of itself constitute a Change of Control.

(6) “Initial Date” means of the initial date of the consummation of any Trigger Event

(7) “Related Transactions” means, with respect to (aa) any Change of Control, any transactions related to the Trigger Event occurring before, during or after the Initial Date, including, without limitation, the payment of any consideration, and any events or transactions by which any counterparty to any Change of Control or any other party acquires additional securities, property, assets, services, business or lines of business or assumes additional liabilities or obligations of the Company or Business Owner, as applicable. By way of example only, (i) if a strategic investment is followed by a sale of voting shares to the strategic investor that constitutes a Change of Control, the strategic investment would be deemed to be a Related Transaction, (ii) if a Change of Control and an Assignment occur simultaneously, each would be a Related Transaction with respect to the other, and (iii) if a sale of voting shares constituting a Change of Control is followed by a “squeeze-out merger,” the merger would constitute a Related Transaction.

(8) “Trigger Event” means any Assignment or Change of Control.

(9) “Trigger Event Fee” means an additional cash license fee equal to 5% of the Business Valuation as of the Initial Date.

c. Sublicense Consideration. The Company shall pay Columbia the following non-refundable, non-recoverable, and non-creditable amounts, regardless of whether the sublicense relates to Columbia assets in whole or in part, on a country-by-country and Product-by-Product basis:

(i) Royalties: Concerning sales of Products by Sublicensees, their Designees, or their Affiliates in the Territory, a non-refundable and non-recoverable royalty of (A) 4% on Net Sales of Patent Products and (B) 2% on Net Sales of Technology Products;

(ii) NRSI:

(A) 35% of NRSI for a sublicense executed prior to the date of submission of an IND for a Product with the FDA or Other Regulatory Agency;

(B) 30% of NRSI for a sublicense executed after the date of submission of an IND for a Product by the FDA or Other Regulatory Agency and on or before completion of a Phase II Clinical Trial for a Product;

(C) 25% of NRSI for a sublicense executed after completion of a Phase II Clinical Trial for a Product and on or before the date of receipt of Regulatory Approval of a Product; and

(D) 15% of NRSI for a sublicense executed after the date of receipt of the first Regulatory Approval of a Product.

The Company shall not structure licenses to Sublicensees to minimize or avoid payments to Columbia for Sublicense income under this Agreement. Those sublicensing structures could be either alone or connected with other assets owned by the Company (e.g., technology, know- how and other intellectual property rights). Furthermore, those sublicensing structures could be in a single transaction or series of related transactions.

The Company may credit any milestone payments made to Columbia under Section 4d against any amounts the Company is otherwise required to pay Columbia under Section 4c(ii) to achieve the same development milestone for the same Product.

d. Development Milestone Payments. Suppose the Company, Sublicensees, or their Affiliates (collectively “Developer”) develops a Product for potential commercial sale in the Territory. In that case, the Company shall pay Columbia the following non-refundable, non-recoverable, and non-creditable milestone payments concerning each of those Products as follows:

(i) $[*] upon submission of an IND for a Product with the FDA or Other Regulatory Agency;

(ii) $[*] upon completion of a Phase II Clinical Trial for a Product;

(iii) $[*] upon completion of a Phase III Clinical Trial or Pivotal Trial for a Product; and

(iv) $[*] upon receipt of Regulatory Approval of a Product.

In the event that the same Product achieves the milestones above for additional Indications after achievement for the first Indication of a Product, then the above milestones shall be payable on achievement by that Product for each of two (2) additional Indications (“Additional Indication Achievements”). For the avoidance of doubt, each of the above milestone payments is only payable one time per Product per Indication (up to a total of three (3) total Indications per Product). For example, if a Product for a particular Indication first receives Regulatory Approval from the FDA and subsequently receives Regulatory Approval from an Other Regulatory Agency for the same Indication, the milestone payment upon receipt of first Regulatory Approval of the Product is due when the Product first receives Regulatory Approval from the FDA, not when the Product subsequently receives Regulatory Approval from the Other Regulatory Agency. “Indication” shall mean the diagnosis of a generally acknowledged disease or medical condition that requires a separate registrational trial to achieve Approval in the applicable jurisdiction.

e. Duration of Technology Product Royalties. Royalties on each particular Technology Product are payable on a country-by-country and product-by-product basis until the later of (i) twenty (20) years after the first bona fide commercial sale of such particular Technology Product in each country and (ii) expiration of any market exclusivity period granted by a regulatory agency of such particular Technology Product in such country.

f. Highest Royalty Due. If both the definition of Patent Product and Technology Product Cover a Product, the Company shall pay Columbia the Patent Product royalty rate. The Company is not obligated to pay Columbia more than one royalty payment on the same Product sale under Section 4. To the extent that a Product ceases being a Patent Product but is still a Technology Product, the Company shall pay Columbia the Technology Product royalty rate, but only for the time specified under Section 4e. By way of example, but not limitation, suppose a claim of a Patent Covers the manufacture of a Product, and the manufacture of that Product also incorporates in part Technical Information. In that case, the Company shall pay the royalty specified under Section 4b(iii)(A)(1). Suppose after some time (for example, five years) of paying the royalties specified under Section 4b(iii)(A)(1) on the Product, the Product ceases to be a Patent Product. In that case, the Company shall continue to pay royalties on the Product under Section 4b(iii)(A)(2) for the duration specified under Section 4e as measured from the first bona fide commercial sale of the Product as a Patent Product on a country-by-country and product-by-product basis.

g. No Non-Monetary Consideration. Without Columbia’s prior written consent, the Company, the Sublicensees, the Designees, and Affiliates of the preceding shall not solicit or accept any consideration for the sale of any Product other than as will be accurately reflected in Net Sales. Furthermore, the Company shall not enter into any transaction with any Sublicensee, Designee, or Affiliate that would circumvent the Company’s monetary or other obligations under this Agreement.

h. Liquidated Damages on Challenge. Suppose the Company (or any entity or person acting on its behalf) initiates any proceeding or otherwise asserts any claim challenging the validity or enforceability of any Patent in any court, administrative agency, or any other forum (“Challenge”). In that case, the Company shall pay the following:

(i) all royalties accruing or due during the Challenge, in the manner and at times provided for in this Agreement;

(ii) double the amount of all costs and expenses incurred by Columbia in connection with defending the Challenge, including actual legal fees and disbursements (“Liquidated Damages”) during the Challenge in recognition of damages to Columbia caused by the Challenge, including but not limited to lost commercial opportunity and goodwill, for which a sum certain will be difficult to determine; Columbia may bill the Company quarterly concerning those costs and expenses, and the Company shall make payment no later than thirty (30) days after receiving the invoice from Columbia; and

(iii) if at least one claim of the Patent that is subject to the Challenge survives by not being found invalid or unenforceable (regardless of whether the claim is amended as part of the Challenge), Liquidated Damages that are triple the amount of all costs and expenses incurred by Columbia (including actual legal fees and disbursements) in connection with defending the Challenge. Columbia may bill the Company for the increased Liquidated Damages (to the extent not already paid in 4h(ii)) upon the court, agency, or other forum issuing a judgment, order, or other document concluding the Challenge. The Company shall make payment no later than thirty (30) days after receiving an invoice from Columbia, regardless of whether the Company files an appeal from the Challenge.

The Company acknowledges that this Section 4h reasonably reflects the value derived from the Agreement by the Company in the event of a Challenge. The Company acknowledges that any payments made under this Section 4h are non-refundable and non-recoverable for any reason whatsoever.

i. Sale Below Fair Market Value. Suppose the Company, the Sublicensees, the Designees, or their Affiliates sell the Product to a Third Party to whom it also sells other products. In that case, the Company shall not sell the Product if the Net Sales would be below fair market value with the intent of increasing market share for other products sold by the Company, the Sublicensees, the Designees, or their Affiliates to that Third Party or of reducing the amount of royalties payable on the Net Sales of the Product. However, suppose the sale of a Product, under those circumstances, results in Net Sales below the fair market value of the Product. In that case, the Net Sales of the Product in that transaction will be deemed to be the fair market value for purposes of calculating payments owed to Columbia under this Agreement.

5. Reports and Payments.

a. Reports. No later than thirty (30) days after the first business day of each calendar quarter of each License Year of this Agreement, the Company shall submit to Columbia a written report concerning the preceding calendar quarter (the “Payment Report”) that includes the following:

(i) Gross and Net Sales of Products by the Company, Sublicensees, Designees, and their Affiliates during that quarter and detailed information sufficient to permit Columbia to verify the accuracy of reported Net Sales, including Product names, the country where manufactured, the country where sold, actual selling price, units sold, an identification of all Patent claims that any Patent Product is Covered By, and identification of Materials and Technical Information used or incorporated in the discovery, development, manufacture, use, sale, offering for sale, importation, exportation, distribution, rental, or lease of any Technology Product;

(ii) Amounts accruing to, and amounts received by, the Company from its Sublicensees during that quarter and unredacted copies of the Payment Reports received by the Company from any Sublicensees;

(iii) A calculation under Section 4 of the amounts due to Columbia, referring to the applicable subsection of Section 4;

(iv) The exact date of the first commercial sale of a Product in a country in the first Payment Report for the Product involving that country.

b. Payments. Simultaneously with each Payment Report submission, the Company shall make payments to Columbia of the amounts due for the calendar quarter covered by the Payment Report. The Company shall pay by check payable to The Trustees of Columbia University in the City of New York and send it to the following address:

The Trustees of Columbia University in the City of New York

Columbia Technology Ventures

P.O. Box 1394

New York, NY 10008-1394

or to another address as Columbia specifies by notice under this Agreement, or if requested by Columbia, by wire transfer of immediately available funds by the Company to the following:

Wells Fargo

150 East 42nd Street

New York, NY 10017

(This is the bank’s address, not Columbia University’s.

Do not use this address for correspondence to Columbia University.)

Routing #: [*]

Swift #: [*]

Columbia Account #: [*]

Beneficiary: [*]

or to another bank and account that Columbia identifies by notice to the Company. The Company shall pay for all bank charges for the wire transfer of funds for payments to Columbia and shall not deduct bank charges from the total amount due to Columbia. The Company shall send the quarterly royalty statement whether or not royalty payments are due.

c. Final Payment. No later than thirty (30) days after the Agreement’s termination date, the Company shall pay Columbia the amounts due under this Agreement as of the termination date. The Payment Report for that payment will cover the period from the end of the last calendar quarter before termination to the date of termination. The parties do not deem the preceding to satisfy any of the Company’s other obligations under this Agreement upon termination.

d. Foreign Revenue. Concerning revenues obtained by the Company in foreign countries, the Company shall pay Columbia the royalties in the United States in United States dollars. For royalty payments for transactions outside the United States, the Company shall first determine the royalty in the country’s currency in which it is earned. Second, the Company shall convert that currency to United States dollars using the buying rates of exchange quoted by The Wall Street Journal (or its successor) in New York, New York, for the last business day of the calendar quarter in which the royalties were earned. Without decreasing the amount of royalties due Columbia, the Company shall pay any loss of exchange value, taxes, or other expenses incurred in the transfer or conversion of foreign currency into U.S. dollars, and any income, remittance, or other taxes on the royalties required to be withheld at the source. The Company shall show sales in the local currency and US dollars in the royalty statements and state the exchange rate used.

e. Audit. At its principal office, the Company shall maintain the usual and sufficient records showing its actions under this Agreement to enable Columbia to determine the Company’s compliance with its obligations under this Agreement. Upon reasonable advance notice but not more than once per calendar year, Columbia may at its expense (except as provided below) have a certified public accountant or auditor and an attorney (each as to whom the Company has no reasonable objection and who agrees to enter and does enter into the Company’s standard form of confidentiality and nondisclosure agreement, provided such agreement includes reasonable terms and conditions for the purposes of conducting an audit) audit the records to verify the accuracy of the amounts paid under this Agreement. In an audit review, Columbia may cover any calendar quarter or year up to seven (7) years before the first day of the calendar quarter in which Columbia requests the review, provided no prior audit review covered such calendar quarter or year. If the review shows the Company has underpaid in any of the following ways:

(i) by five percent (5%) or more concerning any calendar quarter, or

(ii) by more than $25,000.00 for any calendar quarter, or

(iii) by an aggregate of $50,000 or more for any calendar year,

then the Company shall pay, no later than ten days after a demand by Columbia, the costs and expenses of the review (including the fees charged by Columbia’s accountant and attorney involved in the review). If the review shows the Company has underpaid, then the Company shall pay, no later than ten days after a demand by Columbia the amount of any underpayment and any interest on the underpayment. The Company shall cooperate fully with Columbia’s accountant or auditor and attorney in connection with any such review. During the review, the Company shall provide Columbia’s accountant or auditor and attorney with all reasonably requested information to allow the accountant or auditor and attorney to audit and test the records for completeness. That information includes but is not limited to information relating to sales, inventory, manufacturing, purchasing, transfer records, customer lists, invoices, purchase orders, sales orders, shipping documentation, third-party royalty reports, cost information, pricing policies, and agreements with third parties (including the Sublicensees, the Designees, the Affiliates of the Company, the Sublicensees, and the Designees, and the customers). The Company may require the accountant or auditor and attorney to agree to hold the Company records in confidence; however, the accountant or auditor and attorney may share the information with Columbia. Columbia shall keep the information in confidence according to Section 7.

f. Self-audit. The Company shall conduct an independent audit of sales and royalties at least every two years if annual Net Sales exceed $5,000,000. At a minimum, the audit will address Net Sales earned, the consideration owed to Columbia, and whether the amount owed has been paid to Columbia and is reflected in the records of the Company. The Company shall submit the auditor’s report promptly to Columbia upon completion. The Company shall pay for the entire cost of the audit.

g. Late Payment. Notwithstanding anything to the contrary in this Agreement (including Section 15b), and without limiting any of Columbia’s rights and remedies under this Agreement, if any payment required under this Agreement is made late (including unpaid portions of amounts due), then the Company shall pay interest, compounded monthly. The interest rate is 9% per year or, in Columbia’s sole discretion, at the U.S. prime rate plus 3%, as published by the Wall Street Journal on the last day of the applicable billing period. If any interest is charged or paid more than the maximum rate permitted by New York State Law, the parties deem the excess the result of a mistake. At Company’s option, Columbia shall credit or refund to the Company the interest paid in excess of the maximum rate.

h. Collection Costs. The Company shall reimburse Columbia for any costs and expenses incurred in collecting any arrears of the Company concerning its payment and reimbursement obligations under this Agreement (including Section 11b), including the costs of engaging any collection agency for those purposes.

i. Forecasts. The Company shall submit to Columbia annual non-binding forecasts on the first business day following January 1 for annual sales of Products by the Company, the Sublicensees, the Designees, and their Affiliates to Columbia for its internal budget purposes.

6. Diligence.

a. Diligence Milestones. The Company shall use its commercially reasonable efforts to research, discover, develop, and market the Products for commercial sale and distribution in the Territory. The Company shall achieve the following due diligence milestones (“Milestones”) by the dates (“Achievement Dates”) as set forth in Exhibit C.

b. Termination or Conversion. Notwithstanding any other provisions of this Agreement, if the Company does not achieve one or more of any of the Company’s diligence obligations under this Section, Columbia may take one of the following actions:

(i) (x) terminate all the licenses granted under Section 2 in accordance with Section 16 or (y) terminate the licenses under Section 2 to the extent corresponding to the applicable Patents associated with the particular unachieved milestone(s) and amend the Field accordingly, or

(ii) Columbia may convert any or all the exclusive licenses to non- exclusive licenses with no right to sublicense and no right to initiate legal proceedings under Section 11.

c. Reports. No less often than every twelve (12) months after the Effective Date of this Agreement, the Company shall report in writing to Columbia on progress made toward the diligence objectives set forth above, using Exhibit E to this Agreement or an equivalent to Exhibit E to make the report.

7. Confidentiality.

a. Confidential Information. Except to the extent required to exercise a party’s rights and perform its obligations under this Agreement, the following applies:

(i) The parties shall keep as confidential the business terms of this Agreement and any financial information disclosed by one party to the other party under this Agreement;

(ii) The Company shall treat the unpublished Patents, Materials, and Technical Information disclosed under this Agreement as confidential and shall not disclose or distribute them to any Third Party without Columbia’s written permission other than as permitted under Section 7b; and

(iii) Section 7a(i) and 7(a)(ii) are “Confidential Information.”

b. Permitted Disclosures. Notwithstanding the above, the following are exceptions to keeping the Confidential Information confidential:

(i) the Company may disclose Confidential Information to investors or potential investors and regulatory agencies like the FDA and SEC,

(ii) Columbia may disclose Confidential Information to Institutions, regulatory agencies, including without limitation the NIH, to the U.S. or foreign courts, to administrative tribunals, to third-party supporters of the research that led to the development of the intellectual property licensed under this Agreement, to recipients that share in the license revenue generated under this Agreement, and to potential investors in the equity or royalty stream due to Columbia under this Agreement, and

(iii) Columbia may publicly disclose Confidential Information on the condition that the disclosure is done in a manner so that a Third Party would not be able to attribute the Confidential Information to the Company or this Agreement.

c. Exceptions. The obligations of confidentiality under this Section 7 do not apply to any unpublished Patents, Materials, or Technical Information that the Company demonstrates was any of the following:

(i) was known to the Company before receipt thereof from Columbia;

(ii) was a matter of public information or publicly available through no act or failure to act on the part of the Company;

(iii) was acquired by the Company from a Third Party entitled to disclose it to the Company; or

(iv) was discovered or developed independently by the Company without reference to or use of such Patents, Materials, or Technical Information, as evidenced by contemporary written records.

d. Defend Trade Secrets Act. Notwithstanding the preceding, under 18 U.S.C. §1833(b), “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement or any Columbia policy is intended to conflict with this statutory protection, and no Columbia trustee, director, officer, or member of management has the authority to impose any practice to the contrary.

8. Disclaimer of Warranty; Limitations of Liability.

a. Disclaimer. Institutions are licensing the Patents, Materials, Technical Information, and the subject of any other license under this Agreement on an “as is” basis. Institutions make no warranties, either express or implied, of any kind and hereby expressly disclaim any warranties, representations, or guarantees of any kind as to any of the Patents, Materials, Technical Information, products, or anything discovered, developed, manufactured, used, sold, offered for sale, imported, exported, distributed, rented, leased, or otherwise disposed of under any license granted under this Agreement, including but not limited to the following: any warranties of merchantability, title, fitness, adequacy, or suitability for a particular purpose, use, or result; any warranties as to the validity of any Patent; and any warranties of freedom from infringement of any domestic or foreign patents, copyrights, trade secrets, or other proprietary rights of any party.

b. Limitations of Liability. In no event will Institutions or their respectives trustees, officers, faculty members, students, employees, and agents, have any liability to the Company, the Sublicensees, the Designees, or the Affiliates of the preceding, or any Third Party arising out of the use, operation, or application of the Patents, Technical Information, Materials, Products, or anything discovered, developed, manufactured, used, sold, offered for sale, imported, exported, distributed, rented, leased, or otherwise disposed of under any license granted under this Agreement by the Company, the Sublicensees, the Designees or the Affiliates of the preceding, or any Third Party for any reason, including but not limited to, the unmerchantability, inadequacy, or unsuitability of the Patents, Materials, Technical Information, Products and anything discovered, developed, manufactured, used, sold, offered for sale, imported, exported, distributed, rented, leased, or otherwise disposed of under any license granted under this Agreement for any particular purpose, or to produce any particular result, or for any latent defects therein.

c. Damages. In no event will Institutions or their respective trustees, officers, faculty members, students, employees, and agents be liable to the Company, the Sublicensees, the Designees, or the Affiliates of the preceding, or any Third Party for any consequential, incidental, special, or indirect damages (including, but not limited to, from any destruction to property or from any loss of use, revenue, profit, time, or goodwill) based on activity arising out of or related to this Agreement, whether under a claim for breach of contract or any other claim of any type.

d. Liability Limit. In no event will Institutions’ liability to the Company exceed the payments made to Columbia by the Company under this Agreement during the six months before the event that gave rise to the claim.

e. Essentiality. The parties to this Agreement acknowledge that the limitations and exclusions of liability and disclaimers of warranty in this Agreement form an essential basis of the bargain between the parties.

9. Prohibition Against Use of Name.

Neither party shall use the name, insignia, or symbols of the other party or any Institution (in the case of Company), or their respective faculties or departments, or any variation or combination thereof, or the name of any trustee, faculty member, any other employee, or student of the other party for any purpose whatsoever without the other party’s or the relevant Institution’s prior written consent.

10. Compliance with Governmental Obligations.

a. Disclaimer. Notwithstanding any provision in this Agreement, Columbia disclaims on behalf of itself and the other Institutions any obligation or liability arising under this Agreement if the Company or its Affiliates are charged in a governmental action for not complying with or does not comply with governmental regulations in the course of taking steps to bring any Product to a point of practical application.

b. Requests. The Company and its Affiliates shall comply upon reasonable notice from Columbia with all governmental requests directed to Columbia or the Company or its Affiliates and provide all information and assistance necessary to comply with the governmental requests.

c. Compliance. The Company and its Affiliates shall ensure that research, development, manufacturing, and marketing under this Agreement comply with all government regulations in effect, including, but not limited to, Federal, state, and municipal legislation.

11. Patent Prosecution and Maintenance; Litigation.

a. Prosecution. Columbia shall prepare, file, prosecute, and maintain all Patents in an Institution’s name or Institutions’ names as applicable by counsel to whom the Company has no reasonable objection, in countries designated by the Company, and in consultation with the Company and any counsel appointed by the Company. Columbia shall instruct its patent counsel (i) to copy the Company on all correspondence related to Patents (including copies of each patent application, office action, response to an office action, request for terminal disclaimer, and request for reissue or re-examination of any patent or patent application) and (ii) as requested by the Company, to provide an update as to the status of all Patents. The parties intend that consultation between the parties relating to the Patents under this Section 11 will be in accordance with a common interest in the Patents’ validity, enforceability, and scope. Each party shall treat the consultation and any information disclosed by each party in connection with the consultation (including any information concerning patent expenses) as confidential. A party shall not disclose the consultation or information of the other party to any third party without the other party’s prior written consent. If the Company seeks to challenge any Patent’s validity, enforceability, or scope, Columbia’s consultation obligation under this Section 11a terminates. Any such termination will not affect the Company’s confidentiality and nondisclosure obligations concerning consultation or disclosure of information before the termination and will not affect any other provisions of this Agreement (including the Company’s reimbursement obligation under Section 11b).

b. Reimbursement. The Company shall reimburse Columbia for patent expenses as follows:

(i) The Company shall reimburse Columbia for the actual fees, costs, and expenses Columbia has incurred before, on, and after the Effective Date in preparing, filing, prosecuting, and maintaining the Patents (and those patents and patent applications to which Patents claim priority) (collectively “Patent Expenses”). Patent Expenses include, without limitation, legal fees, the costs of any interference proceedings, oppositions, re-examinations, or any other ex parte or inter partes administrative proceeding before patent offices, taxes, annuities, issue fees, working fees, maintenance fees, and renewal charges, plus a five percent processing fee.

(ii) Unreimbursed Patent Expenses that Columbia incurred for legal activities occurring before September 30, 2021 are “Past Patent Expenses.”

(iii) Columbia, using reasonable efforts, estimates that unreimbursed Patent Expenses for legal activities occurring before September 30, 2021 are $[*] (“Estimated Past Patent Expenses”). The Company shall reimburse Columbia in full no later than thirty (30) days after the Effective Date.

(iv) The Company will pay any additional unreimbursed Past Patent Expenses within thirty (30) days after receiving an invoice from Columbia for the additional Past Patent Expenses.

(v) The Company will reimburse Columbia for unreimbursed Patent Expenses incurred by Columbia after the Past Patent Expenses (“Ongoing Patent Expenses”) no later than thirty (30) days after receiving Columbia’s invoice.

(vi) At Columbia’s election, Columbia may require advance payment of a reasonable estimate of Ongoing Patent Expenses (“Estimated Ongoing Patent Expenses”). Columbia shall give at least thirty (30) days’’ notice to the Company before the date the advance payment is due, which payment Columbia may make due up to three months before the date Columbia has chosen for the legal work to be completed. Columbia may credit any unused balance towards future Patent Expenses, or upon the Company’s written request, Columbia shall return the unused balance to the Company. No later than thirty (30) days after receiving an invoice from Columbia for any Patent Expenses incurred over the reasonable estimate, the Company shall reimburse Columbia for the excess amount.

(vii) If the Company does not pay Columbia the Patenting Expenses for any Patent as required by this Section 11b when due, Columbia may, upon providing notice to the Company, take any of the following actions:

(A) abandon any or all Patent(s),

(B) convert the license for any or all Patents to non-exclusive, or

(C) continue to prosecute any or all Patents at its own expense, in which case the Company has no further rights to those patents under this Agreement.

c. Litigation. Subject to Sections 11d and 11f, Columbia may initiate, control, defend, and settle any proceedings involving the validity, enforceability, or infringement of any Patents, when in its judgment, any such action may be necessary, proper, and justified.

d. Initiation. Upon written notice to Columbia, the Company may request that Columbia take steps to stop a Third Party from infringing an issued patent falling within the definition of Patents. A “Third-Party Infringer” means an entity that is selling a product that does or will compete with a Product sold or being developed by the Company, any of its Affiliates, or any of its Sublicensees. However, for the notice to be effective, the Company must provide written evidence demonstrating prima facie infringement of specified claims of that Patent. Columbia has no obligation to assert more than one Patent in one jurisdiction against the Third-Party Infringer, and the Company shall provide all assistance reasonably requested by Columbia. The Company shall not make any admission or assert any position in any legal or administrative proceeding that is inconsistent with or adverse to any position asserted by Columbia in any proceedings against the Third-Party Infringer without Columbia’s prior written consent. The Company may initiate legal proceedings against any such Third-Party Infringer in the Company’s name and at the Company’s sole expense, unless Columbia, no later than ninety (90) days after receipt of the notice, either (i) causes that infringement to cease or (ii) initiates legal proceedings against the Third-Party Infringer. Columbia will provide, at Company’s expense, all assistance reasonably requested by the Company in such legal proceedings. The Company shall obtain Columbia’s prior written approval to the terms of any proposed disposition or settlement of a legal proceeding filed by the Company to enforce any issued patent falling within the definition of Patents against any Third-Party Infringer. Columbia shall not unreasonably withhold or delay its approval. Under this Section 11d, the Company’s rights apply only to claims of Patents that Columbia has exclusively licensed to the Company in the Field and Territory.

e. Sharing. Under a legal proceeding initiated under Section 11d, the initiating party may first use any recovery, whether by way of settlement or judgment, from a third party to reimburse itself for its actual fees, costs and expenses incurred in connection with that proceeding. The initiating party shall divide any remaining amounts from any such settlement or judgment as follows: (i) Columbia retains or receives, as applicable, the royalty that it would have received under Section 4b(iii) had those activities been performed by the Company, and (ii) all other remaining amounts (including any punitive or exemplary damages) are divided 75% to the party who initiated or carried on the proceedings and 25% to the other party.

f. Cooperation. If a party initiates or defends a legal proceeding concerning any Patent under this Section 11, the other party shall cooperate fully with and supply all assistance reasonably requested by the party initiating the proceeding, including, without limitation, joining the proceeding as a party if requested. If the other party gives its consent to join the proceeding as a party, the initiating party shall reimburse 100% of the other party’s legal costs arising from or related to the proceeding, including fees and expenses for the other party’s own outside counsel, etc. The party that institutes any legal proceeding concerning any Patent under this Section 11 has sole control of that proceeding.

g. Patent Term Extension. Company shall, to the fullest extent permitted by law and when reasonable, apply for and prosecute or support in any reasonable way Columbia’s application for any reasonable patent term extension for patents included in the Patents.

12. Indemnity and Insurance.

a. Indemnity. The Company hereby indemnifies and shall defend and hold harmless Institutions, their respective trustees, officers, faculty, employees, students, and agents from and against all actions, suits, claims, demands, prosecutions, liabilities, costs, expenses, damages, deficiencies, losses, or obligations (including legal fees) based on, arising out of, or relating to this Agreement, including, without limitation, the following:

(i) the discovery, development, manufacture, packaging, use, sale, offering for sale, importation, exportation, distribution, rental, or lease of Products, even if altered for use for a purpose not intended;

(ii) the use of Patents, Materials or Technical Information by the Company, Sublicensees, Designees, or their Affiliates, or customers;

(iii) any representation made or warranty given by the Company, Sublicensees, Designees, or their Affiliates concerning Products, Patents, Materials, or Technical Information;

(iv) any infringement claims relating to Products, Patents, Materials, or Technical Information; and

(v) any asserted violation of the Export Laws (as defined under Section 14) by the Company, Sublicensees, Designees, or their Affiliates. The Company shall reimburse Institutions for the actual fees, costs, and expenses (including legal fees) that it incurs in enforcing this provision.

b. Insurance. The Company shall maintain general commercial liability insurance (including product liability and contractual liability insurance) for the Company’s indemnity obligations under Section 12a with reputable and financially secure insurance carriers reasonably acceptable to Columbia. The insurance must cover the activities of the Company, Sublicensees, Designees, and their Affiliates, for minimum limits of $5,000,000 combined single limit for personal injury and property damage per occurrence and in the aggregate. The Company shall contract for the insurance to include Institutions, their respective trustees, faculty, officers, employees and agents as additional insureds. The Company shall furnish a certificate of insurance evidencing that coverage. The Company shall require that the insurance policy provides that the insurance company notify Columbia in writing at least thirty days before the cancellation or material change in coverage. The minimum amounts of insurance coverage required under this Agreement will not be deemed to create any limitation on the Company’s indemnity obligation under Section 12a.

c. Primacy. The Company’s insurance is primary coverage; any insurance Institutions may purchase in excess of the Company’s insurance is non-contributory. The Company shall contract for the Company’s insurance to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement.

d. Compliance. The Company shall comply with all statutory workers’ compensation and employers’ liability requirements covering its employees concerning activities performed under this Agreement.

13. Marking.

The Company shall mark, and shall require its Affiliates and Sublicensees to mark, the Products developed, manufactured, or sold under this Agreement in accordance with the applicable law, which may include, at the Company’s discretion and subject to reasonable business judgment, marking Product packaging, marking the Product itself, or virtual marking of the Product.

14. Export Control Laws.

a. Exports and Imports and International Trade Compliance. Each party agrees not to take any action, directly or indirectly, that would violate or cause the other party to violate United States laws and regulations, including, without limitation, regulations and rules regarding sponsored research, trade and import and export controls (the “Export Laws”). In that connection, the Company confirms it is not any of the following:

(i) a Restricted Party and that no agency of the U.S. Government has denied, suspended, or otherwise abridged the Company’s export or import privileges. A “Restricted Party” means any company or individual on the Department of Treasury Office of Foreign Assets Control list of Specially Designated Nationals and Blocked Persons or List of Foreign Sanctions Evaders, on the Denied Persons List, the Entity List, or the Unverified List maintained by the U.S. Department of Commerce’s Bureau of Industry and Security or on any other list maintained by any governmental agency restricting the export of any items to or other transactions with specific individuals, companies or other entities;

(ii) directly or indirectly owned or controlled by or acting on behalf of others whose interests in the Company taken in the aggregate make the Company subject to U.S. trade sanctions or restrictions;

(iii) directly or indirectly owned or controlled by or acting on behalf of a government of or entity located in a country subject to economic sanctions programs that are or may be maintained by the U.S. Government; and

(iv) otherwise restricted, embargoed, or prohibited under applicable law from entering into agreements with U.S. entities and individuals.

The Company shall not export, re-export or otherwise transfer to any individuals or entities identified in items (i)-(iv) above any hardware, software, technology, or services provided by Columbia under this Agreement. The Company confirms that it does not intend for Columbia’s hardware, software, technology, or services under this Agreement to be used for any purposes prohibited by U.S. export control laws and regulations. Those purposes include, without limitation, nuclear, chemical, biological weapons proliferation, and military end-uses. The provisions of this section will remain in full force and effect during the term of this Agreement, and the Company will immediately notify Columbia of any events or changes that may conflict with the assurances and statements provided hereunder.

b. Non-U.S. Persons. The Company acknowledges that sharing technical data subject to U.S. export laws and regulations with non-U.S. persons is an export to that person’s country of citizenship that is subject to U.S. export laws and regulations, even if the transfer occurs in the United States. The Company shall obtain any necessary U.S. government license or other authorization required under the U.S. export control laws and regulations for the export or re-export of any commodity, service or technical data covered by this Agreement, including technical data acquired from Columbia under this Agreement and products created because of that data.

15. Breach and Cure.

a. Breach. In addition to applicable legal standards, the Company will be deemed to be in material breach of this Agreement if it should commit any of the following:

(i) not paying fully and promptly amounts due under Section 4 (including without limitation any payments required under Section 4h) and payable under Section 5;

(ii) not meeting any of its obligations under Section 6;

(iii) not complying with governmental requests directed to Columbia or the Company under Section 10b;

(iv) not reimbursing Columbia for Patent Expenses under Section 11;

(v) not obtaining and maintaining insurance in the amount and of the type provided for under Section 12; and

(vi) not complying with the Export Laws under Section 14.

b. Cure. Either party may cure its material breach. The right to cure expires if not effected within a reasonable period but in no event later than thirty (30) days after a party notifies the other party of the other party’s breach.

16. Term of Agreement.

a. Grant Back of the Company Technical Information and Company Patents. In addition, upon any termination of this Agreement under Section 16 except for termination by expiration under Section 16b, with respect to:

(i) all know-how, technical information and data, including any regulatory information filed or authorized by the Company with any U.S. or foreign government agency concerning such Products developed by the Company (“Company Technical Information”) during the term of this Agreement, and before its termination, to the extent such Company Technical Information is solely and directly related to the Company’s efforts to develop Products, Columbia shall have the right to use such Company Technical Information for internal educational purposes and Product development on a non-exclusive basis, including the right to sublicense it to future licensees; and

(ii) all the Company filed patent applications or the Company obtained patents containing claims which, under a reasonable legal construction, could be interpreted to read on or cover a Product (“Company Patents”), Company hereby grants Columbia a royalty-free (for Columbia’s own use), worldwide, non-exclusive license (together with rights to sublicense its future licensees) to make, use, and sell Products under such Company Patents. The licenses granted in this Section 16a are intended, in part, to reduce obstacles to commercialization of Columbia’s Patents together with Company Patents in an effort to promote development and commercialization of federally funded inventions included within Columbia’s Patents.

(iii) Upon Columbia’s request, the Company shall negotiate in good faith with Columbia or Columbia’s future licensees for the purpose of granting exclusive licensing rights (subject to pre-existing licenses) to the Company Patents and Company Technical Information in a timely fashion and under commercially reasonable terms.

In the event that Columbia grants a license to a Third Party to intellectual property that includes Company Technical Information or Company Patents, the Parties will negotiate in good faith Company’s share of any net revenue received by Columbia from such license, taking into consideration Company’s contribution to the intellectual property licensed to such Third Party. In the event that this Agreement is terminated under Section 16c, Company will transfer the ownership of orphan drug designations and orphan medicinal product designations, if any, for all Products promptly after the effective date of termination of this Agreement to Columbia.

b. Term. Unless terminated earlier under this Agreement, the licenses granted under this Agreement extend on a country-by-country and product-by-product basis until the latest of the following:

(i) the date of expiration of the last to expire of the issued patents falling within the definition of Patents,

(ii) twenty (20) years after the first bona fide commercial sale of the Product in the country in question, or

(iii) expiration of any market exclusivity period granted by a regulatory agency for a Product in the country in question.

c. Termination. Columbia may terminate the licenses granted under this Agreement or, at Columbia’s option, Columbia may convert any or all of the exclusive licenses granted under this Agreement to non-exclusive licenses, with no right to sublicense and with no Company right to initiate legal proceedings under Section 11, as follows:

(i) for the Company’s breach under Section 6b, effective thirty (30) days after the Company’s receipt of Columbia’s written notice of the Company’s breach;

(ii) for the Company’s material breach of the Agreement and the Company’s failure to cure that material breach under Section 15b;

(iii) for the Company becoming insolvent or generally not paying its debts as its debts become due;

(iv) for the Company ceasing to conduct business as a going concern; and

(v) for the Company (or any entity or person acting on its behalf) initiating any proceeding or otherwise asserting any claim challenging the validity or enforceability of any Patent in any court, administrative agency, or any other forum.

Termination under each of (iii) – (v) is effective upon the date Columbia sends the notice under Section 17.

d. Assignment of Sublicenses Upon Termination. Upon any termination of this Agreement under Section 16c, the Company shall assign to Columbia all sublicenses granted by the Company as provided below:

(i) Only upon Columbia’s request and at Columbia’s discretion; and

(ii) Only so that Columbia’s obligations under any such sublicense are consistent with and do not exceed Columbia’s obligations to the Company under this Agreement.

The Company shall have provided in the sublicense that the Sublicensee shall agree in a writing sent to Columbia for the Sublicensee to assume all obligations of this Agreement for the benefit of Columbia after such termination, including the obligations to make all payments due under this Agreement, including but not limited to those specified in Section 4b, 4c, 4d, 4h, and 11b.

e. Survival. Notwithstanding termination of this Agreement, rights and obligations, which by their nature should survive, will survive in full effect. The following Sections will survive any termination of this agreement: 4h (Challenge), 5c (Final Payment), 5e (Audit), 5f (Self Audit), 5g (Late Payment), 5h (Collection Costs), 7 (Confidentiality), 8 (Disclaimer ), 9 (Prohibition Against Use of Name), 10 (Compliance With Government Obligations), 12 (Indemnity and Insurance), 14 (Export Control Laws), 16d (Assignment), 16e (Survival), 16f (Accrued Rights and Obligations), 16g (Inventory), 16h (Manufactured), 16i (Pre- expiration Termination), 17 (Notices), 19 (Remedies), 21 (Independent Contractors), 23 (Severability), and 25 (Governing Law).

f. Accrued Rights and Obligations. The expiration or any termination of this Agreement does not adversely affect any rights or obligations that have accrued to either party before the date of termination, including, without limitation, the Company’s obligation to pay all amounts due and payable under Sections 4 (including any payments required under Section 4h, 5, and 11.

g. Inventory. Upon any termination of this Agreement for any reason other than the expiration of this Agreement under Section 16b or the Company’s failure to cure a material breach of this Agreement under Section 16c(ii), the Company, Sublicensees, Designees, and their Affiliates may dispose of Products or substantially completed Products then on hand, and complete orders for Products then on hand (the “Inventory”). However, the Company has only one year or a more extended period as the parties may reasonably agree to make those dispositions. For that time, the Company shall pay Columbia the royalties for the Inventory as though this Agreement had not terminated. Within thirty (30) days after termination, the Company shall provide Columbia with an Inventory report. If this Agreement terminates under Section 16b, then the Company is free after that to use the Technical Information and Materials without any further obligation to Columbia.

h. Manufactured Under Patent. The sale of a Product after the expiration date of the issued Patent still constitutes a royalty-bearing sale under Section 4 to the extent the manufacture of a Product is Covered By an issued Patent and manufacture occurs before the expiration of that issued Patent, notwithstanding anything to the contrary in the Agreement.

i. Pre-expiration Termination. Except as provided in Section 16g, if the Agreement terminates before its expiration as indicated in Section 16b, Company shall i) not use or sell Products discovered, incorporating, or made using the Technical Information or Materials for the remainder of the term indicated in Section 16b, and ii) upon Columbia’s request, promptly transfer to Columbia all Material and all written copies of unpublished Technical Information in its possession and delete all the unpublished Technical Information from all computer databases.

17. Notices. For a notice under this Agreement to be valid, it (a) must be in writing and (b) is considered given (i) when mailed by certified mail (return receipt requested), postage prepaid, or (ii) on the date of actual delivery by hand or overnight delivery, with receipt acknowledged, or (iii) when mailed by email (delivery receipt requested and read receipt requested) if to an email address provided below, as follows:

if to Columbia, to:	Executive Director
Columbia Technology Ventures
Columbia University
80 Claremont Avenue, #4F, Mail Code 9606
New York, NY 10027-5712

email: [*]

copy to:	General Counsel
Columbia University
412 Low Memorial Library
535 West 116th Street, Mail Code 4308
New York, New York 10027

Email: [*]

if to the Columbia, to:	Eric Weisblum, CEO
Silo Pharma, Inc.
677 N. Washington Boulevard
Sarasota, FL 34263C

email:eric@silopharma.com

copy to:	Richard Friedman
Sheppard Mullin Richter & Hampton LLP
30 Rockefeller Plaza
New York, NY 10112

email: rafriedman@sheppardmullin.com

or to another address, as a party specifies by notice under this Agreement.

Provided, however, Columbia may send invoices related to license fees and patent expenses to the following email address eric@silopharma.com; provided, further, except for notices of breach and termination, Columbia may send correspondence related to the Patents in accordance with Section 11 to the following email address: eric@silopharma.com.

18. Assignment. A party shall not assign this Agreement or assign one or more rights or obligations under this Agreement without the other party’s written consent. Any attempt to assign without compliance with this provision will be void.

19. Waiver and Election of Remedies. The failure of any party to insist upon strict adherence to one or more terms of this Agreement on one or more occasions will not be considered a waiver or deprive that party after that of the right to insist upon strict adherence to one or more terms of this Agreement. To be effective, a waiver must be in writing and signed by an authorized representative of the party against which the waiver is being sought. The pursuit by either party of any remedy to which it is entitled at any time or continuation of the Agreement despite a breach by the other is not an election of remedies or waiver of the right to pursue any other remedies to which it is entitled.

20. Binding on Successors. This Agreement is binding upon and inures to the benefit of the parties and their successors and assigns to the extent assignment is permitted under this Agreement.

21. Independent Contractors. It is the express intention of the parties that the relationship between Columbia and the Company is that of independent contractors and is not that of agents, partners, or joint venturers. The parties do not intend the Agreement to permit or authorize either party to incur or represent that it has the power to incur any obligation or liability on behalf of the other party.

22. Entire Agreement; Amendment. This Agreement sets forth the entire agreement between the parties concerning the subject matter of this Agreement and supersedes all previous agreements, written or oral, concerning that subject matter. To be effective, an amendment to this Agreement must be in writing and duly executed by the parties.

23. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid, illegal or unenforceable, the validity of the remaining provisions will not be affected. The rights and obligations of the parties will be construed and enforced as if the Agreement did not contain the particular provisions held to be unenforceable unless that construction would materially alter the meaning of this Agreement. By way of example, but not by way of limitation, the parties intend Sections 4h(i), 4h(ii) and 4h(iii) to be severable from each other, and if one clause is found to be unenforceable, the other clauses remain operative and in effect.

24. No Third-Party Beneficiaries. Except for Institutions other than Columbia, this Agreement has no other third-party beneficiaries.

25. Governing Law. This Agreement is governed and construed under the internal substantive laws of the State of New York that apply to agreements made and wholly performed within the State of New York and without reference to the conflict or choice of laws principles of any jurisdiction. Any claims arising under or related to this Agreement will be heard and determined only in either the United States District Court for the Southern District of New York or in the courts of the State of New York located in the City and County of New York. The parties shall irrevocably submit themselves to the exclusive and personal jurisdiction of those courts and irrevocably waive any rights that any party now or hereafter has to object to that jurisdiction or the convenience of the forum.

26. Execution in Counterparts; Fax or Electronic Transmission. This Agreement may be executed in counterparts and by fax or electronic transmission. This Agreement is not binding on the parties until it has been signed below on behalf of each party.

IN WITNESS WHEREOF, Columbia and the Company have caused this Agreement to be executed by their duly authorized representatives as of the day and year that is first written above.

THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK

By:	/s/ Scot Hamilton
AVP
Columbia Technology Ventures

Date:	June 30, 2024

TTS#:	[*]

SILO PHARMA INC.

By:	/s/ Eric Weisblum
Eric Weisblum
CEO

Date:	July 1, 2024

EXHIBIT A

Patents

IR	Docket	Title	Application No.	Filing Date	Country/Type
Institution: The Trustees of Columbia University in the City of New York
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]		[*]	[*]
[*]	[*]	[*]		[*]	[*]

IR	Docket	Title	Application No.	Filing Date	Country/Type
Institutions: The Trustees of Columbia University in the City of New York; BERG LLC; THE RESEARCH FOUNDATION FOR MENTAL HYGIENE, INC.
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
IR	Docket	Title	Application No.	Filing Date	Country/Type
Institutions: The Trustees of Columbia University in the City of New York; The Research Foundation for Mental Hygiene, Inc.
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]

IR	Docket	Title	Application No.	Filing Date	Country/Type

Institutions: THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK; The Research Foundation for Mental Hygiene, Inc.; Université Paris-Saclay; Institut National de la Santé et de la Recherche Médicale

[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
IR	Docket	Title	Application No.	Filing Date	Country/Type
Institutions: The Trustees of Columbia University in the City of New York; The Research Foundation for Mental Hygiene, Inc.
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
IR	Docket	Title	Application No.	Filing Date	Country/Type
Institutions: The Trustees of Columbia University in the City of New York; The Research Foundation for Mental Hygiene, Inc.
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]

EXHIBIT B

Technical Information and Materials

Technical Information

●	[*]

●	[*]

●	[*]

●	[*]

●	[*]

●	[*]

●	[*]

●	All know-how, technical information, and data disclosed in Patents

●	Additional Technical Information to be confirmed

Materials

●	Materials to be confirmed

EXHIBIT C

Due Diligence Milestones

Milestone	Achievement Date
1. Adhering to its executive summary/business plan/development plan, a current version of which is attached as Exhibit D	1. Ongoing
2. Providing Columbia with of a development plan relating to IR CU17332 and corresponding Patents that is acceptable to Columbia	2. Within 12 months of the Effective Date
3. Initiation of GLP Toxicology Studies for a Product	3. Within 12 months of the Effective Date
4. Submission of an IND for a Product	4. Within 3 years of the Effective Date
5. Initiation of a Phase III Clinical Trial for a Product	5. Within 5 years of the Effective Date
6. Regulatory Approval of a Product	6. Within 9 years of the Effective Date

EXHIBIT D

Company’s Development Plan

EXHIBIT E

Annual Commercialization Report

Under the License Agreement between Columbia University and [name of the Company], the Company shall deliver an annual commercialization report. An officer of the Company shall certify that the report is accurate and describes the Company’s, Affiliates’, and Sublicensees’ efforts to diligently commercialize Products and Services during the past contract year and for the next contract year. For convenience, Columbia Technology Ventures (CTV) provides the following outline to enable the Company to report the required information.

Instructions:

☐	For Yes/No questions, please place an “X” between the appropriate brackets.

Licensee Name and Current Address:
Name of Primary Contact:
CTV Agreement Number:
Effective Date of Original Agreement:
Dates of any License Amendments:
Report Period Beginning:
Report Period Ending:

1. Sales:

Is the Company currently marketing or selling one or more products incorporating the licensed technology?

☐	NO – Please provide a progress report on commercialization efforts (skip to Q:3).

☐	YES – Please provide the Company’s most recent sales forecasts and commercialization plan for each product.

2. Accounting Methodologies:

Have you changed the accounting methodologies used in the sales reports you currently provide to Columbia in the last year?

☐	NO – Accounting methodologies have not changed.

☐	YES – Please explain:

3. Affiliates and Sublicensees:

Have there been any new Affiliates or Sublicensees not previously reported?

☐	NO – No new Affiliates or Sublicensees.

☐	YES – Please list names of all Affiliates/Sublicensees:
(Attach	copies of Affiliate/Sublicensee agreements)

4. Contractual Diligence or Sales Milestones:

Please complete the table below (if not applicable, leave it blank):

Milestone per agreement term	Contractual Deadline	Met? (Y/N)	Achievement Date

Comments or notes relating to these milestones: _____________________________

I certify that the information above is true and correct to the best of my knowledge.

By		Date
Signature of an authorized representative

Printed Name:

Title:

CTV Contact Information:

Reporting:
(Electronic delivery is preferred) Accounts Receivable Columbia Technology Ventures 51 Audubon Avenue, 2nd Floor New York, NY 10035 Phone: 212-342-3435 email: ctvfinance@columbia.edu